N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Asset Allocation Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		0		0		265,368,457	10.10
Class B		0		0		135,050,199	 9.98
Class C		0		0		313,904,157       9.78
Class I		0 	 	0		39,608,668	10.16
Class R		0		0		1,353,469	10.03